EXHIBIT 21.1

MAXIMUS, Inc.

List of Subsidiaries
As of September 30, 2005

Name	Jurisdiction of Incorporation/Organization

MAXNetwork Pty Limited	Australia

LGA Recruitment Plus Pty Limited	Australia

ACN 083 406 795 Pty Limited	Australia

MAXIMUS Brazil, Ltda.	Brazil

MAXIMUS Canada, Inc.	Canada

MAXIMUS Government Services, Inc.	Florida

UNISON MAXIMUS, Inc.	Illinois

Israel Workforce Solutions Ltd (1)	Israel

MAXIMUS Properties LLC	Virginia

MAXIMUS International, LLC	Virginia

MAXIMUS Federal Services, Inc.	Virginia

All subsidiaries are 100% owned by MAXIMUS, unless otherwise noted.

(1) – Owned 55% by MAXIMUS